EXHIBIT 99.3

[LOGO] TRENWICK GROUP LTD.

                          STOCK OPTION EXCHANGE PROGRAM

                                ELECTION PACKAGE

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

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                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                        11:59 P.M., EASTERN TIME (U.S.),
                                ON JUNE 14, 2002,
                          UNLESS THE OFFER IS EXTENDED

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      This Election Package consists of three parts: (1) Election Information;
(2) Election Instructions; and (3) Election Form.

                              ELECTION INFORMATION

To Trenwick Group Ltd. ("Trenwick"):

      I have received, read, and understand (i) the Stock Option Exchange Program Tender Offer Statement dated May 16, 2002 (the "Offer to Exchange"); and
(ii) this Election Package (together, as they may be amended from time to time, constituting the "Offer"); offering to Eligible Employees who hold stock options to purchase common shares of Trenwick Group Ltd. (the "Common Shares") granted under the Trenwick Group Inc. 1989 Stock Plan, the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan (individually, an "Option Plan" and collectively, the "Option Plans") the opportunity to exchange the stock options outstanding on the expiration date of the Offer (the "Current Options") for stock options exercisable at a grant price equal to the closing sale price of the Common Shares on the New York Stock Exchange on December 16, 2002, or if the Offer is extended, a later date which is at least six months and one day following the cancellation of the Current Options (the "New Options").

      Subject to, and effective upon, Trenwick's acceptance for exchange of my Current Options in accordance with the terms and subject to the conditions of the Offer, I sell, assign and transfer to, or upon the order of, Trenwick all right, title and interest in and to my Current Options.

      I represent and warrant that I have full power and authority to tender my Current Options and that, when and to the extent that my Current Options are accepted for exchange by Trenwick, my Current Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable instrument of grant) and my Current Options will not be subject to any adverse claims. Upon request, I will


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execute and deliver any additional documents Trenwick considers necessary or desirable to complete the exchange of my Current Options pursuant to the Offer.

      I understand and acknowledge that:

(1) My election to participate in the Offer is voluntary. I may tender my Current Options, but I am not required to tender any of such options in the Offer. However, if I elect to tender my Current Options, I must tender all of my Current Options. I am not permitted to make a partial tender of my Current Options.

(2) All Current Options properly tendered prior to 11:59 P.M., Eastern Time (U.S.), on June 14, 2002, unless Trenwick has extended the period of time the Offer will remain open (the "Expiration Date"), and not properly withdrawn, will be canceled in the Offer and exchanged for New Options, upon the terms and subject to the conditions of the Offer, including my continued employment and the other conditions described in the Offer to Exchange.

(3) The New Options will be granted under the same Option Plan as the Current Options they replace.

(4) Upon Trenwick's acceptance of the Current Options for exchange, I understand that this Election Package will serve as an amendment to the option agreement(s) covering my Current Options. All New Options will be subject to the terms and conditions of the Offer, the Option Plan under which they are granted, and its option agreement, as amended by this Election Package, under which the related Current Options were granted.

(5) The New Options I will receive will not be granted until December 16, 2002 or, if the Offer is extended, a later date that is at least six months and one day following the date of the cancellation of my Current Options. New Options will only be issued to me if I am employed by Trenwick or a Participating Subsidiary on the date of grant of the New Options.

(6) The number of New Options to be granted in exchange for Current Options that are accepted for exchange and canceled in the Offer will be determined as follows, subject to adjustments for any future sharesplits, share dividends and similar events, in accordance with the terms of the applicable Option Plan:

      The table below shows the number of Common Shares subject to the Current Option that I exchange for each Common Share subject to the New Option, based on the Grant Price of the Current Options:

            Grant Price of Current Option           Exchange Ratios
          ---------------------------------      --------------------
                  Less than $15.00                     1.5 for 1
                $15.00 through $20.99                   2 for 1
                $21.00 through $26.99                  2.5 for 1
                  $27.00 and higher                     3 for 1

      Trenwick will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, Trenwick will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

(7) The New Options will have a grant price equal to the closing sale price of the Common Shares on the New York Stock Exchange on the day the New Options are granted (unless modified to comply with the tax laws of certain countries outside the United States).

(8) The New Options will vest two years from the date they are granted. I understand that the vesting schedule for the New Options is different from the vesting schedule for my Current Options.


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(9)   If my employment terminates for any reason, with or without cause and including death or disability, before the date the New Options are granted, I will not receive any New Options and my Current Options will remain canceled.

(10) If I tender my Current Options, they will be irrevocably canceled upon their acceptance by Trenwick on the Expiration Date, and I will have no rights under the Current Options.

(11) By tendering the Current Options pursuant to the procedure described in the Offer to Exchange and in the Instructions to this Election Package, I accept the terms and conditions of the Offer. Trenwick's acceptance for exchange of my Current Options will constitute a binding agreement between Trenwick and me upon the terms and subject to the conditions of the Offer.

(12) Under certain circumstances set forth in the Offer to Exchange, Trenwick may terminate, amend or suspend the Offer and postpone its acceptance and cancellation of any Current Options. The Offer is not being made to Eligible Employees in any country in which the making or acceptance of the Offer would not comply with local law. No tender of options from employees resident in such countries will be accepted.

(13) If I choose not to tender my Current Options, all of these options will remain outstanding in accordance with their terms and retain their current grant price and vesting schedule.

(14) Trenwick has advised me to consult with my own advisors (including my own tax advisors) as to the consequences of participating or not participating in the Offer.

(15) I agree to all of the terms and conditions of the Offer as they appear in the Offer.

(16) All authority in the Election Form will survive my death or incapacity, and all of my obligations in the Election Form will be binding upon my heirs, personal representatives, successors and assigns.

(17) Participation in the Offer will not be construed as a right to my continued employment with Trenwick or any of its subsidiaries or affiliates for any period and my employment with Trenwick or any of its subsidiaries can be terminated at any time by me or Trenwick (or one of Trenwick's subsidiaries, as applicable), with or without cause or notice, subject to the provisions of local law.

(18) The possibility exists that the grant price of my New Options could be higher than the grant price of my Current Options.

(19) I have a one-time right to change my election to tender my Current Options and, therefore, withdraw my tendered Current Options under the Offer, by submitting my change prior to 11:59 P.M., Eastern Time (U.S.), on June 14, 2002.

(20) Any capitalized term used in this Election Package which is not defined within this Election Package will have the same meaning for this Election Package as that given to it in the Offer to Exchange.

(21) The Offer, the Current Options and New Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(22) I understand that (i) the Offer to Exchange and (ii) this Election Package contain all of the terms of the Offer in their entirety, and that I have not relied on any other documents or oral representations from Trenwick or any of its subsidiaries or affiliates or their respective officers, directors, employees, representatives or agents in deciding to accept or reject the Offer.


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      The Election Form must be completed, signed and dated in the spaces provided. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with the Election Form.


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                              ELECTION INSTRUCTIONS

1. Delivery of Election Form

      To participate in the Offer, your properly completed election must be received by us no later than 11:59 P.M., Eastern Time (U.S.), on June 14, 2002 (or such later date and time if we extend the expiration of the Offer). Your election must be made in one of the following two ways:

            o Fax. You may participate in the Offer by faxing a properly completed, signed and dated Election Form to the following number: 203-353-5550.

            o Mail. You may participate in the Offer by mailing a properly completed, signed and dated Election Form in a stamped envelope to the following address: Trenwick Group Ltd., c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A., Attn: Legal Department.

      Only the one-page Election Form of this Election Package is required to be delivered to Trenwick; please do not deliver any of the other pages of the Election Package.

      The method by which you elect to participate in the Offer is at your discretion and risk, and your election will be considered made only when actually received by Trenwick. If you elect to deliver your signed one page Election Form by mail to the address listed above, Trenwick recommends that you use certified mail with return receipt requested. Delivery by e-mail will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

      Trenwick will not accept any alternative, conditional or contingent tenders. All tendering Eligible Employees, by signing the Election Form (or a facsimile of it), waive any right to receive any notice of the acceptance of that tender, except as provided for in the Offer to Exchange.

2. Change of Election

      You may change your election to participate in the Offer only one time by submitting your change no later than 11:59 P.M., Eastern Time (U.S.), on June 14, 2002 (or such later date and time if we extend the expiration of the Offer).

      You must change your election with respect to all of your tendered Current Options; you may not change your election with respect to only a portion of your Current Options. Also, if you change your election, you may not again tender your Current Options under the Offer.

      To change your election, Trenwick must receive your change in one of the following two ways:

            o Fax. You may change your election by faxing a properly completed, signed and dated Change Form to the following number: 203-353-5550.

            o Mail. You may change your election by mailing a properly completed, signed and dated Change Form in a stamped envelope to the following address: Trenwick Group Ltd., c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A., Attn: Legal Department.

      A change in election may not be rescinded and any election of tendered Current Options that is changed will thereafter not be deemed properly tendered for purposes of the Offer.


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      The method by which you change your election to participate in the Offer is at your discretion and risk, and your change will be considered made only when actually received by Trenwick. If you elect to deliver your Change Form by mail to the address listed above, Trenwick recommends that you use certified mail with return receipt requested. Delivery by e-mail will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

3. Tenders

      If you intend to tender your Current Options under the Offer, you must tender all of your Current Options that are outstanding on the Expiration Date. This means that you must tender all options granted to you under the Option Plans.

4. Signatures on Election Form

      If the Election Form is signed as the Eligible Employee who is the holder of the Current Options, the signature must be made by such employee.

      If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Trenwick of the authority of such person so to act must be submitted with the Election Form.

5. Other Information on the Election Form

      In addition to signing and dating the Election Form, you must print your name and global identification number in the spaces provided unless this information already appears on the form.

      Except to the extent Trenwick is required or permitted by law, the information which you provide for participating in the Offer, and any other information obtained or provided during the course of your participating in the Offer will be used solely for the purposes of administration of the Offer.

6. Requests for Assistance or Additional Copies

      Any questions or requests for assistance or additional copies of the Offer of Exchange or this Election Package may be directed to assistance or Trenwick Group Ltd., c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT, 06901, U.S.A.; telephone: (203) 353-5500. Copies will be furnished at Trenwick's expense.

7. Irregularities

      All questions as to the number of Current Options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Current Options will be determined by Trenwick in its discretion, which determination will be final and binding on all parties. Trenwick reserves the right to reject any or all tenders of Current Options it determines not to be in proper form or the acceptance of which may, in the opinion of Trenwick's counsel, be unlawful. Trenwick also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Current Options, and Trenwick's interpretation of the terms of the Offer (including these instructions) will be final and binding to all parties. No tender of Current Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Trenwick will determine. Neither Trenwick nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.


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8. Important Tax Information

      You should refer to the Offer of Exchange, which contains important tax information regarding the laws of the country in which you are based. You should also contact your own tax advisor to determine the tax consequences applicable to your specific situation.

9. Additional Documents to Read

      In addition to this Election Package, you should also carefully read the Offer of Exchange before you decide to participate in the Offer.

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                   STOCK OPTION EXCHANGE PROGRAM ELECTION FORM

Name

-----------------------------------

Your election to participate must be received by 11:59 P.M. Eastern Time (U.S.), Friday, June 14, 2002 (unless the election period is extended by Trenwick). Your election will not be accepted if received after June 14, 2002. You may make your election by faxing or mailing this Election Form. If you wish to change your election to participate in the Stock Option Exchange Program, you must do so by 11:59 P.M. Eastern Time (U.S.), Friday, June 14, 2002 by faxing or mailing the Change Form. If you revoke your election, you will not be eligible to participate in the Stock Option Exchange Program.

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                             ELECTING TO PARTICIPATE

By signing this Election Form, I elect to participate in and agree to all of the terms of the Stock Option Exchange Program as described in the Stock Option Exchange Tender Offer Statement. I understand and acknowledge that if Trenwick accepts my election, I am irrevocably canceling all of my Current Options as of the end of the election period (June 14, 2002, unless the election period is extended by Trenwick). I further understand and acknowledge that if for any reason I am not employed by Trenwick or its Participating Subsidiaries on the date of the new grant, I will not receive the New Options and my Current Options will remain cancelled.

     Signature _________________________                Date ___________________

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            WHEN SUBMITTING YOUR ELECTION FORM - ONLY SEND THIS PAGE

             Fax Completed Form to:                Mail Completed Form to:
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             203-353-5550                          Trenwick Group Ltd.
                                                   c/o Trenwick Services Inc.
                                                   One Canterbury Green
                                                   Stamford, CT  06901, U.S.A.
                                                   Attn: Legal Department


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